EXHIBIT 10.8

ROSENTHAL & ROSENTHAL, INC.

Financing Agreement

AGREEMENT dated December 28, 2012 between Meade Instruments Corp. (“Borrower”), a Corporation duly organized and presently existing in good standing under the laws of the State of Delaware whose chief executive office is at 27 Hubble, Irvine, CA 92618-4209, and ROSENTHAL & ROSENTHAL, INC. (“Lender”), a New York corporation with an address at 1370 Broadway, New York NY 10018.

Borrower desires to obtain loans and other financial accommodations from Lender on a revolving basis upon the security of the Collateral (as herein defined). Now, therefore, Borrower and Lender agree as follows:

1.	DEFINITIONS

As used in this Agreement, these terms shall have the following meanings which shall be applicable to both the singular and plural forms of such terms.

1.1.        “Account Debtor” shall mean the account debtor with respect to a Receivable and any other person who is obligated on such Receivable.

1.2.        “Affiliate” of a party shall mean any entity controlling, controlled by, or under common control with, the party, and the term “controlling” and such variations thereof shall mean ownership of a majority of the voting power of a party.

1.3.        “Business Day” shall mean a day on which Lender and major banks in New York City are open for the regular transaction of business.

1.4.        “Change in Control” shall mean a sale of all or substantially all Borrower’s capital stock to a third party.

1.5.        “Closing Date” shall mean the date set forth in the first paragraph of this Agreement.

1.6.        “Collateral” shall have the meaning given in Section 4.1 hereof.

1.7.        “Collateral Documents” shall mean any and all security agreements, deposit account control agreements, mortgages and other documents executed and delivered to Lender to secure the Obligations.

1.8.        “Default” shall have the meaning provided in Section 8.1 hereof.

1.9.        “Effective Rate” shall have the meaning provided in Section 3.1 hereof.

1.10.        “Eligible Receivables” shall mean Receivables created by Borrower in the ordinary course of its business which have been validly assigned to Lender and in which Lender holds a perfected security interest pursuant to the terms hereof ranking prior to and free and clear of all interests, claims, and rights of others and which are and at all times shall continue to be acceptable to Lender in all other respects. Standards of eligibility may be fixed and revised from time to time solely by Lender in its exclusive judgment. In determining eligibility Lender may, but need not, rely on ageings, reports and schedules of Receivables furnished by Borrower, but reliance thereon by Lender from time to time shall not be deemed to limit Lender’s right to revise standards of eligibility at any time. In general, a Receivable shall not be deemed eligible unless the Receivable complies with the Minimum Receivable

Eligibility Requirements and the Account Debtor on such Receivable is and at all times continues to be acceptable to Lender and unless each Receivable complies in all respects with the representations, covenants and warranties hereinafter set forth and in the event such Receivable arises from the sale of goods meet all standards imposed by any governmental agency or authority.

1.11.        “Equipment” shall mean equipment as defined in Article 9 of the UCC.

1.12.        “ERISA” shall mean the Employee Retirement Income Security Act.

1.13.        “Inventory” shall mean inventory as defined in Article 9 of the UCC.

1.14.        “Lease” and “Leased Premises” shall have the meanings given in Section 8.1 hereof.

1.15.        “Loan Account” shall mean the Loan Account as described in Section 2.2 hereof.

1.16.        “Loan Availability” shall have the meaning given in Section 2.1 hereof.

1.17.        “Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, and each guaranty, certificate, agreement, or document executed by Borrower or any of its guarantors and delivered to Lender in connection with the foregoing.

1.18.        “Margin” shall mean 4 percent per annum.

1.19.        “Maximum Credit Facility” shall mean $3,000,000.

1.20.        “Maximum Rate” shall have the meaning provided in Section 9.2 hereof.

1.21.        “Minimum Receivable Eligibility Requirements” shall have the meaning given in Section 2.3 hereof.

1.22.        “Net Amount of Eligible Receivables” shall mean the gross amount of Eligible Receivables less sales, excise or similar taxes, returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding or claimed, and less (without duplication) all amounts payable by any Account Debtor on Eligible Receivables if any Eligible Receivable of such Account Debtor is unpaid more than 90 days following its invoice date.

1.23.        “Obligations” shall mean all obligations, liabilities and indebtedness of Borrower to Lender or an Affiliate of Lender, however evidenced, arising under this Agreement, any other Loan Document (whether by reason of extension of credit, guaranty, indemnity or otherwise), or under any other or supplemental financing provided to Borrower by Lender or an Affiliate of Lender, or independent hereof or thereof, whether now existing or incurred from time to time hereafter and whether before or after termination hereof, absolute or contingent, joint or several, matured or unmatured, direct or indirect, primary or secondary, liquidated or unliquidated, and whether arising directly or acquired from others (whether acquired outright, by assignment unconditionally or as collateral security from another and including participations or interest of Lender in obligations of Borrower to others), and including (without limitation) all of Lender’s charges, commissions, fees, interest, expenses, costs and attorneys’ fees chargeable to Borrower in connection therewith.

1.24.        “Over-advance” shall mean any portion of all loans and advances made hereunder which on any day exceeds the Loan Availability.

1.25.        “Permitted Liens” means the liens of Lender granted under the Loan Documents and any other liens, if any, described on the attached Exhibit A.

1.26.        “Person” shall mean any person, firm, corporation, partnership, limited liability company, association, company, trust, estate, custodian, nominee or other individual or entity.

1.27.        “Prime Rate” shall mean the prime rate from time to time publicly announced in New York City by JPMorgan Chase Bank.

1.28.        “Receivables” shall mean all obligations to Borrower for the payment of money arising out of the sale of goods by Borrower, now existing or hereafter arising, however evidenced, including all accounts, contract rights, general intangibles, documents, chattel paper and instruments (as each of such terms is defined in the UCC).

1.29.        “Receivable Availability” shall have the meaning specified in Section 2.1 hereof.

1.30.        “Restricted Subsidiary” or “Restricted Subsidiaries” means any or all of MTSC Holdings, Inc., MC Holdings, Inc., Coronado Instruments, Inc., and Simmons Outdoor Corporation.

1.31.        “SEC” shall mean the United States Securities and Exchange Commission.

1.32.        “Subsidiaries” shall mean of Borrower’s subsidiaries set forth on Exhibit D hereto.

1.33.        “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York, provided, however, that in the event by reason of mandatory provisions of law, any of the attachment, perfection, or priority of Lender’s security interest in any of the Collateral is governed by the Uniform Commercial Code as in effect in any jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

2.	LOANS; ELIGIBILITY OF RECEIVABLES

2.1.        Lender shall, in its commercially reasonable discretion, make loans to Borrower from time to time, at Borrower’s request, which loans in the aggregate shall not exceed the lesser of (A) the Maximum Credit Facility; or (B) the Loan Availability, which means the Receivable Availability equal to (i) seventy percent (70%) of the Net Amount of Eligible Receivables arising from sales made to customers located in the United States of America and Canada and (ii) 50% of the Net Amount of Eligible Receivables arising from sales made to customers outside the United States of America and Canada, provided that in the case of (B)(ii) such sales are subject to a credit insurance policy satisfactory to us and issued by an insurer satisfactory to us, minus, in the case of (B) (i) and (ii) such reserves as Lender may deem, in its sole discretion, to be necessary from time to time.

2.2.        The making of any loan in excess of the percentages set forth above shall not be deemed to modify such percentages or create any obligation to make any further such loan. All loans (and all other amounts chargeable to Borrower under this Agreement or any supplement hereto) shall be charged to a Loan Account in Borrower’s name on Lender’s books. Lender shall render to Borrower each month a statement of the Loan Account (and all credits and charges thereto) which, except for manifest error, shall be considered correct and accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice by registered mail of Borrower’s exceptions within 30 days after such statement has been rendered by ordinary mail to Borrower.

2.3.        A Receivable meets the Minimum Receivable Eligibility Requirements if 1) the Receivable arose from bona fide completed transactions and has not remained unpaid for more than the number of days after the invoice date set forth in Section 1.22; 2) the amount of the Receivable reported to Lender is absolutely owing to Borrower and payment is not conditional or contingent, (such as consignments, guaranteed sales or right of return or other similar terms); 3) the Account Debtor’s chief executive office or principal place of business is located in the United States or Canada; 4) the Receivable did not arise from progress billings, retainages or bill and hold sales; 5) there are no contra relationships, setoffs, counterclaims or disputes existing with respect thereto and there are no other facts existing or threatened which would impair or delay the collectibility of all or any portion thereof; 6) the goods giving rise thereto were not at the time of the sale subject to any liens except those permitted in this Agreement; 7) the Account Debtor is not an Affiliate of Borrower; 8) there has been compliance with the Assignment of Claims Act or similar State or local law, if applicable, if the Account Debtor is the United States or any domestic governmental unit; 9) Borrower has delivered to Lender such documents as Lender may have requested pursuant to Section 4.2 hereof in connection with such Receivable and Lender shall have received verifications of such Receivable, satisfactory to it, if sent to the Account Debtor or any other obligors or any bailees; 10) there are no facts existing or threatened which might result in any adverse change in the Account Debtor’s financial condition; 11) not more than 50% of the Receivables of the Account Debtor or its Affiliates owed to Borrower are more than 90 days from invoice date; 12) the total indebtedness to Borrower of the Account Debtor does not exceed the amount of any customer credit limits as established from time to time on notice to Borrower; 13) the Account Debtor is deemed creditworthy at all times by Lender; and 14) all representations and warranties in this Agreement or any other Loan Document with respect to such Receivable are true and correct.

3.	LENDER’S CHARGES

3.1.        Borrower agrees to pay to Lender each month interest (computed on the basis of the actual number of days elapsed over a year of 360 days) (a) on that portion of the average daily balances in the Loan Account during the preceding month that does not exceed the Loan Availability at a rate per annum (the “Effective Rate”) equal to the Prime Rate plus the Margin and (b) on the amount of Over-advances, if any, at a rate of 3% per annum in excess of the Effective Rate. Any change in the effective interest rates due to a change in the Prime Rate shall take effect on the date of such change in the Prime Rate provided, that, with respect to Lender’s charges, no decrease in the Prime Rate below 4% per annum shall be given any effect.

3.2.        Borrower shall pay to Lender a facility fee payable on the Closing Date in the amount of 1% of the Maximum Credit Facility and on the anniversary of such date in each succeeding year, in the amount of 1% of the Maximum Credit Facility.

3.3.        Borrower shall pay to Lender monthly an administration fee of $1,000 payable in arrears on the first day of each month with respect to the prior month for the stated term of this Agreement.

3.4.        A statement of all of Lender’s charges shall accompany each monthly statement of the Loan Account and such charges shall be payable by Borrower within 5 days after receipt of such statement. In lieu of the separate payment of charges, Lender at its option, shall have the right to debit the amount of such charges to Borrower’s Loan Account, which charges shall be deemed to be first paid by amounts subsequently credited to the Loan Account. Borrower agrees that the minimum charges payable by Borrower to Lender each month under Section 3.1 hereof shall be $3,000. As more fully provided in Section 9.2 hereof, in no event shall the interest charges hereunder exceed the Maximum Rate.

4.	SECURITY INTEREST IN COLLATERAL

4.1.        As security for the prompt performance, observance and payment in full of all of the Obligations, Borrower grants to Lender a security interest in, a continuing lien upon and a right of setoff against, and Borrower hereby assigns, transfers, pledges and sets over to Lender (collectively, including any other assets of Borrower in which Lender may be granted a security interest under any Loan Document, the “Collateral”): (i) all Receivables (whether or not Eligible Receivables and whether or not specifically listed on any schedules, assignments or reports furnished to Lender) (ii) all of Borrower’s property, and the proceeds thereof, now or hereafter held or received by or in transit to Lender or held by others for Lender’s account, including any and all deposits, balances, sums and credits of Borrower with, and any and all claims of Borrower against, Lender, at any time existing, (iii) all credit insurance policies, and all other insurance and all guarantees relating to the Receivables or other Collateral, (iv) all books, records and other general intangibles evidencing or relating to Receivables or other Collateral and the computer hardware and software and media containing such books and records; all deposits, or other security for the obligation of any person under or relating to Receivables, all of the Borrower’s rights and remedies of whatever kind or nature it may hold or acquire for the purpose of securing or enforcing Receivables; all right, title and interest of the Borrower in and to all goods relating to, or which by sale have resulted in, Receivables, including goods returned by or reclaimed or repossessed from Account Debtors and all goods described in copies of invoices delivered by Borrower to Lender; all rights of stoppage in transit, replevin, repossession and reclamation and all other rights and remedies of an unpaid vendor or lienor, and all proceeds of any Letter of Credit naming Borrower as beneficiary and which provides for, guarantees or assures the payment of any Receivable; (v) all accounts, instruments, chattel paper, documents, general intangibles, deposit accounts, investment property and letter of credit rights, whether or not arising out of the sale of goods or rendition of services, and including choses in action, causes of action, tax refunds (and claims), and reversions from terminated pension plans; (vi) all of Borrower’s Inventory and Equipment; and (vii) all proceeds of such Collateral, in any form, including cash, non-cash items, checks, notes, drafts and other instruments for the payment of money. Such security interest in favor of Lender shall continue during the term of this Agreement and until indefeasible payment in full of all Obligations, whether or not this Agreement shall have sooner terminated.

4.2.        At Lender’s request, Borrower will provide Lender with confirmatory assignment schedules in form satisfactory to Lender, copies of customers’ invoices, evidence of shipment or delivery, and such further information as Lender may reasonably require. Borrower will take any and all steps and observe such formalities as Lender may reasonably request from time to time to create and maintain in Lender’s favor a valid and first lien upon, security interest in and pledge of all of Borrower’s Receivables and all other Collateral, including executing all documents that may be reasonably requested by Lender to maintain such security interest in and pledge of the Collateral. Borrower hereby authorizes Lender to file any Financing Statements under the UCC, and renewals and amendments thereof, naming Borrower as debtor, that are necessary to perfect and maintain the perfection of Lender’s security interest in the Collateral. Borrower agrees to take all steps necessary to allow Lender to comply with any Federal or state statute, which, in Lender’s judgment, if not complied with, might afford to any Person an interest in the Collateral that would be superior to Lender’s security interest in the Collateral.

5.	CUSTODY AND INSPECTION OF COLLATERAL AND RECORDS;

COLLECTION AND HANDLING OF COLLATERAL

5.1.        Borrower shall instruct all customers to remit payments on Receivables to a lockbox controlled by Lender and maintained at Borrower’s expense. Borrower will, at its own expense and on Lender’s behalf, collect as Lender’s property and in trust for Lender all payments and prepayments on Receivables which for any reason are not remitted by customers to the lockbox, and shall not commingle such collections with Borrower’s own funds. As to all moneys so collected, including all prepayments by customers, Borrower shall within two (2) Business Days of receipt, remit all such collections to Lender in the form received by depositing such collections into an account of Lender specified by Lender and maintained at Borrower’s expense. All amounts collected on Receivables when received by Lender shall be credited to Borrower’s Loan Account, adding 1 Business Day for collection and clearance of remittances by wire and 3 Business Days for collection and clearance of all other remittances. Such credits shall be conditional upon final payment to Lender. Nothing contained in this Section 5.1, or otherwise in this Agreement, shall be deemed to limit Lender’s rights and powers pursuant to Section 7 of this Agreement.

5.2.        All records, ledger sheets, correspondence, contracts, documentation and computer hardware and software and media relating to or evidencing Receivables or containing information relating to the Receivables shall, until delivered to Lender or removed by Lender from Borrower’s premises, be kept on Borrower’s premises, without cost to Lender, in appropriate containers in safe places. Lender shall at all times have full access to and the right to examine and make copies of Borrower’s books and records, and shall have full access to Borrower’s computer information systems, to confirm and verify all Receivables assigned to Lender and to do whatever else Lender deems necessary to protect its interest. Lender may at any time after the occurrence of an Event of Default remove from Borrower’s premises, or require Borrower to deliver any contracts, documentation, files and records relating to Receivables, and any computer hardware, software and media containing information relating to the Receivables or Lender may, without cost or expense to Lender, use such of Borrower’s personnel, supplies, computer information systems and space at Borrower’s places of business as may be necessary for collection of Receivables.

5.3.        Borrower will promptly upon obtaining knowledge thereof report to Lender all reclaimed, repossessed or returned merchandise, Account Debtor claims and any other matter affecting the value, enforceability or collectibility of Receivables. All claims and disputes relating to Receivables are to be promptly adjusted by Borrower with the prior approval of Lender and within a reasonable time, at Borrower’s own cost and expense. Lender may, at its option, settle, adjust or compromise claims and disputes relating to Receivables which are not adjusted by Borrower within a reasonable time. Following the occurrence of a Default, Lender may, at its option, revoke Borrower’s authority to settle or adjust disputes or to further communicate with Account Debtors.

5.4.        Borrower shall reimburse Lender on demand for all reasonable costs of collection incurred by Lender in efforts to enforce payment of Receivables, recovery of or realization upon any other Collateral, including attorneys’ fees and the fees and commissions of collection agencies. All and any reasonable fees, costs and expenses, of whatever kind and nature, including taxes of any kind, which Lender may incur in filing public notices, obtaining appraisals of the Collateral, and the reasonable charges of any attorney whom Lender may engage in preparing and filing documents, making title or lien examinations and rendering opinion letters, as well as all fees, costs and expenses incurred by Lender (including all attorneys’ fees and including Lender’s out of pocket expenses in conducting periodic field examinations of Borrower and the Collateral plus Lender’s prevailing per diem charge for each of its examiners in the field and office, now $850 per person per day), in administering this Agreement, protecting, preserving, enforcing or foreclosing any security interests or rights granted to Lender hereunder, whether through judicial proceedings or otherwise (including advertising costs), enforcing or collecting the Receivables, recovery of or realization upon any other Collateral, or in defending or prosecuting any actions or proceedings arising out of or related to its transactions with Borrower, including actions or proceedings that may involve any person asserting a priority or claim with respect to the Collateral, shall be borne and paid for by Borrower on demand, shall constitute part of the Obligations and may at Lender’s option be charged to Borrower’s Loan Account. Borrower’s obligations under this section shall survive termination of this Agreement for any reason.

6.	REPRESENTATIONS, COVENANTS AND WARRANTIES

As an inducement to Lender to enter into this Agreement, Borrower represents, covenants and warrants (which shall survive the execution and delivery of this Agreement) that:

6.1.        Borrower is and at all times during the term of this Agreement shall be a Corporation duly organized and presently existing in good standing under the laws of the State of Delaware and is and at all times during the term of this Agreement shall be duly qualified and existing in good standing in every other state in which the nature of Borrower’s business requires it to be qualified, except where the failure to be so qualified would not have a material adverse effect on Borrower. Borrower is not aware, and will upon becoming aware promptly notify Lender, of any person organizing under its name in another state. All Subsidiaries are listed on Exhibit D. Borrower shall use commercially reasonable efforts to dissolve the Restricted Subsidiaries within 60 days of the date hereof.

6.2.        The execution, delivery and performance of this Agreement are within the corporate powers of Borrower, have been duly authorized by appropriate corporate action and are not in contravention of the terms of Borrower’s charter or by-laws or of any indenture, agreement or undertaking to which Borrower is a party or by which it may be bound. Borrower is not now the subject of any pending governmental investigation or proceeding or of any insolvency proceeding. No receiver or custodian has been appointed for any of the property of Borrower. No consent, approval or authorization of any person, including stockholders of Borrower or any governmental or regulatory authority, that has not been obtained, is required in connection with the execution, delivery and performance by Borrower of this Agreement. Borrower warrants that all financial statements and other reports provided to Lender prior to the Closing Date are true and correct in all material respects.

6.3.        There are no pending suits, Federal or state tax liens, or judgment liens against Borrower or affecting its assets, except for Permitted Liens. No assets of Borrower are subject to any liens or encumbrances except for Permitted Liens. Borrower has no employee benefit plans subject to ERISA that have accumulated funding deficiencies or liquidity shortfalls as defined and calculated under ERISA or with respect to which Borrower presently has withdrawal liability.

6.4.        Borrower is and shall be, with respect to all Inventory, Equipment, intellectual property collateral, cash collateral and other Collateral, the owner thereof free from any lien, security interest or encumbrance of any kind, except for Permitted Liens. No Receivable or any other Collateral has been or shall hereafter be assigned, pledged or transferred to any person other than the Lender or in any way encumbered or subject to a security interest except to Lender, and except for Permitted Liens, and Borrower shall defend the same against the claims of all persons.

6.5.        Borrower’s books and records relating to the Receivables are maintained at the office referred to below. Except as otherwise stated below, the principal executive office of Borrower is located at such address and has been so located on a continuous basis for not less than six months. Borrower shall not change such location without providing lender with thirty (30) days’ prior notice thereof and provided such location shall continue to be in the United States of America, and, upon making any such change, Lender shall be authorized to file any additional financing statements or other documents or notices which may be necessary under the UCC or other applicable law and Borrower shall execute and deliver to Lender any such documents requiring Borrower’s signature, failing which Lender shall be authorized to sign such documents on behalf of Borrower as Borrower’s attorney-in-fact. The listing of offices on Schedule 6.5 hereto represents all of Borrower’s places of business. Borrower shall notify Lender of the existence of any additional places of business within 5 Business Days after any such place of business is established.

6.6.        All loans and advances requested by Borrower under this Agreement shall be used for the general corporate and business purposes of Borrower and in no event shall Borrower permit the proceeds of any loans or advances to be utilized by a Restricted Subsidiary or request Lender to remit a loan or advance to an account of Borrower that is used for the specific purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board; or to the extent that any loans and advances requested by Borrower under this Agreement shall be used for paying wages of the employees of Borrower, Borrower hereby represents and warrants that it shall withhold pay over to the applicable tax authorities any amount thereof as it shall be so required by applicable law.

6.7.        Borrower shall maintain its shipping forms, invoices and other related documents in a form reasonably satisfactory to Lender and shall maintain its books, records and accounts in accordance with sound accounting practice. Borrower shall furnish to Lender accounts receivable agings, accounts receivable roll forward reports (in the form attached hereto as Exhibit B) and reconciliations of accounts receivable collateral and the loan balance on the monthly statements provided by Lender to Borrower’s records and inventory designations, monthly, not later than ten (10) days from the end of each month, covering the previous month. Borrower shall furnish to Lender such other information regarding the business affairs and financial condition of Borrower as Lender may, from time to time, reasonably request, including (a) financial statements as at the end of and for each fiscal year of Borrower audited by independent Certified Public Accountants reasonably acceptable to Lender, as soon as practical and in any event within 90 days after the end of each such fiscal year, and (b) unaudited financial statements and other information included in filings made with the SEC, as at the end of, and for each of the first three quarters of each fiscal year of Borrower, as soon as practical and in any event within 45 days after the end of each such quarter, and concurrently with such financial statements a written statement signed by the Chief Financial Officer of Borrower (“CFO”) to the effect that, (i) CFO has not obtained any knowledge of the existence of any Default, or (ii) if such CFO has obtained from such examination any such knowledge, such CFO shall disclose in such written statement the Default and the nature thereof. All such statements and information shall fairly present in all material respects, the financial condition of Borrower, and the results of its operations as of the dates and for the periods, for which the same are furnished and contain such detail and scope as Lender may reasonably require including a balance sheet, a statement of income, a statement of cash flows and notes.

6.8.        Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets prior to the date on which penalties attach thereto. Borrower shall be liable for any tax (excluding a tax imposed on the overall net income of Lender) imposed upon any transaction under this Agreement or giving rise to the Receivables or which Lender may be required to withhold or pay for any reason and Borrower agrees to indemnify and hold Lender harmless with respect thereto, and to repay Lender on demand the amount thereof. Until paid by Borrower, Borrower’s liability under this paragraph shall be added to the Obligations secured hereunder, and may at Lender’s option be charged to Borrower’s Loan Account but shall nonetheless be independent hereof and continue notwithstanding any termination hereof.

6.9.        With respect to each Receivable, Borrower hereby represents and warrants that: each Receivable represents a valid and legally enforceable indebtedness based upon an actual and bona fide sale and delivery of property in the ordinary course of Borrower’s business which has been completed and finally accepted by the Account Debtor and for which the Account Debtor is unconditionally liable to make payment of the amount stated in each invoice, document or instrument evidencing the Receivable in accordance with the terms thereof, without any offset, defense or counterclaim; to the Borrower’s knowledge at the time of billing, each Receivable will be paid in full at maturity; no Receivables have arisen from sales on bill and hold terms; all statements made and all unpaid balances appearing in any invoices, documents, instruments and statements of account describing or evidencing the Receivables are true and correct and are in all respects what they purport to be and all signatures and endorsements that appear thereon are genuine and all signatories and endorsers have full capacity to contract; to the Borrower’s knowledge at the time of billing, the Account Debtor owing the Receivable and each guarantor, endorser or surety of such Receivable is solvent and financially able to pay in full the Receivable when it matures; and all recording, filing and other requirements of giving public notice under any applicable law have been duly complied with.

6.10.        Prior to the making of any loans hereunder: 1) Lender shall have received an opinion of Borrower’s counsel in the form, and as to the matters, required by Lender; 2) Lender shall have received Good Standing Certificates and other certifications with respect to Borrower, the Subsidiaries and any other Person liable on the Obligations from such governmental authorities as Lender shall require; 3) Lender or its agents shall have completed such examinations and appraisals of the Collateral and such searches with regard to Borrower and its assets, as Lender shall require, all at Borrower’s expense; 4) Lender shall have received a payoff letter duly executed and delivered by First Capital and Borrower or other evidence of such termination in form and substance satisfactory to Lender, and any other evidence Lender may require that on the Closing Date there shall be no Liens on the Collateral other than Permitted Liens; 5) a lockbox or deposit account complying with Section 5.1 shall have been established which is satisfactory to Lender; 6) Lender shall have received evidence, in form satisfactory to Lender, that Borrower and Subsidiaries have obtained such insurance policies, including credit insurance, in such form, with such issuers and covering such risks, as Lender shall require, with endorsements, naming Lender as loss payee, that are acceptable to Lender; and 7) the Loan Availability shall be in an amount equal to or greater than $350,000 plus the sum of all amounts required to be disbursed at closing for the purpose of paying Lender’s expenses chargeable to Borrower hereunder and all amounts required to be paid to creditors to induce them to release any liens in the Collateral that are not Permitted Liens.

6.11.        During the term of this Agreement, Borrower shall not make any sales to customers by accepting a credit card issued to such customers unless Borrower has prior thereto entered into a merchant agreement with a processor, relating to sales made using such credit card, on terms that are acceptable to Lender, and such processor has agreed to remit the proceeds of such sales to an account of Borrower with respect to which Lender has control in accordance with Section 9-104 of the UCC.

6.12.        Attached as Exhibit C is a listing of all of Borrower’s patents, trademarks and copyrights. So long as any Obligations remain outstanding, Lender is hereby irrevocably authorized to use any of Borrower’s patents, trademarks and copyrights for the purpose of enforcing Lender’s security interest in the Collateral and disposing of any of the Collateral.

6.13.        So long as any Obligations remain outstanding, Borrower shall (i) advise Lender of the existence of any commercial tort claims in favor of Borrower, which advice shall be given to Lender in writing no later than 10 days after Borrower becomes aware of existence of such a claim in its favor; (ii) within 10 Business Days after Lender’s request therefor, provide Lender with a listing of all deposit accounts and securities accounts maintained by Borrower and a listing of all letters of credit issued and outstanding in favor of Borrower as beneficiary and, if requested by Lender, arrange for the execution by each depository bank and financial intermediary of a control agreement in Lender’s favor with respect to such accounts, and by each letter of credit issuer of a consent to an assignment of the proceeds of such letter of credit to Lender, in each case in form and content satisfactory to Lender; and (iii) maintain in effect in favor of Lender, agreements (in form reasonably satisfactory to Lender) executed by the landlords of Borrower’s places of business and the bailees of its property, pursuant to which Lender is granted access to such places of business and such bailees are directed to honor Lender’s instructions with respect to the disposition of such property.

6.14.        Until indefeasible payment in full of the Obligations, Borrower shall not (i) make any loans to officers, directors, shareholders or Affiliates; (ii) engage in any other transactions with Affiliates except on terms similar to those that would be in effect in transactions between unrelated parties (iii) incur or repay indebtedness for borrowed money or guaranty the obligations of Affiliates or other Persons; (iv) sell, transfer or otherwise dispose of any assets except for sales of Inventory in the normal course; (v) declare any dividends, redeem or repurchase any stock, or make any other distributions in respect of its stock; or (vi) enter into any agreements to buy or sell goods on consignment terms; or (vi) merge with or into any entity or undergo any other restructuring or reorganization including reorganizations that would result in Borrower being organized under the laws of a state other than Delaware.

6.15.        Borrower shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person (as hereafter defined), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section. Borrower is not in violation of any Anti-Terrorism Law and Borrower is not a Person (a “Blocked Person”) that (a) is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) any financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (e) is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or is affiliated or associated with a person or entity listed above; (f) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

For purposes of this Section 6.15, (i) “Anti-Terrorism Laws” shall mean any laws, regulations, rules, orders and directives relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Law administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws, regulations, rules, orders and directives may from time to time be amended, renewed, extended, or replaced); (ii) “Executive Order No. 13224” shall mean Executive Order No. 13224 on

Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced; and (iii) “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

6.16.        Borrower shall deliver to Lender within 5 days of any of Borrower’s senior officers obtaining knowledge of any condition or event which constitutes, or might be expected to constitute, a Default or that any Person has given notice to Borrower or any Affiliates of Borrower or taken any other action with respect to a claimed Default, Borrower shall deliver to Lender an officer’s certificate describing the same and the period of existence thereof and specifying what action Borrower has taken, are taking and propose to take with respect thereto

7.	SPECIFIC POWERS OF LENDER

7.1.        Borrower hereby constitutes Lender or its agent, or any other person whom Lender may designate, as Borrower’s attorney, at Borrower’s own cost and expense to exercise at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full: (a) to receive, take, endorse, assign, deliver, accept and deposit, in Lender’s or Borrower’s name, any and all checks, notes, drafts, remittances and other instruments and documents relating to Receivables and proceeds thereof; (b) to receive, open and dispose of all mail addressed to Borrower and, after a Default, to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (c) to transmit to Account Debtors indebted on Receivables notice of Lender’s interest therein and to request from such Account Debtors at any time, in Borrower’s name or in Lender’s or that of Lender’s designee, information concerning the Receivables and the amounts owing thereon; (d) after a Default, to notify Account Debtors to make payment directly to Lender; and (e) after a Default, to take or bring, in Borrower’s name or Lender’s, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of the Receivables. In addition, to the extent permitted by law, Lender may file one or more financing statements, naming Borrower as debtor and Lender as secured party and indicating therein the types or describing the items of Collateral. Without limitation of any of the powers enumerated above, Lender is hereby authorized to accept and to deposit all collections in any form, relating to Receivables, received from or for the account of Account Debtors (whether such collections are remitted directly to Lender by Account Debtors or are forwarded to Lender by Borrower), including remittances which may reflect deductions taken by Account Debtors, regardless of amount, the Loan Account of Borrower to be credited only with amounts actually collected on Receivables in accordance with Section 5.1. Borrower hereby releases (i) any bank, trust company or other firm receiving or accepting such collections in any form, and (ii) Lender and its officers, employees and designees, from any liability arising from any act or acts hereunder or in furtherance hereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for gross negligence or willful misconduct as determined by a final non-appealable decision of a court of competent jurisdiction.

8.	LENDER’S REMEDIES

8.1.        Borrower agrees that all of the loans and advances made by Lender under the terms of this Agreement, together with all Obligations of Borrower as defined herein (unless otherwise provided in any instrument evidencing the same or agreement relating thereto), shall be payable by Borrower at Lender’s demand at the office of Lender in New York, New York. In addition, all Obligations shall be, at Lender’s option, due and payable without notice or demand upon termination of this Agreement or upon the occurrence of any one or more of the following events of default (“Default”): (1) if Borrower shall fail to pay to Lender when due any amounts owing to Lender under any Obligation, or if there shall occur a breach by Borrower or any Affiliate of Borrower of any of the terms, covenants, conditions or provisions of this Agreement or any other agreement between Borrower or any of its Affiliates and Lender or any of its Affiliates or if Borrower shall fail to pay when due any indebtedness for borrowed money, which continues after any applicable notice and cure periods have expired; (2) if any guarantor, endorser or other person liable on the Obligations or who has pledged or granted collateral security for the Obligations, shall die, terminate or attempt to terminate its guaranty or pledge agreement or shall breach any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such person with, or in favor of, Lender or if a material portion of any tangible Collateral for the Obligations is destroyed or lost or rendered valueless; (3) if any representation, warranty, or statement of fact made to Lender or an Affiliate of Lender at any time by or on behalf of Borrower or an Affiliate of Borrower is or becomes false or misleading; (4) if Borrower shall become insolvent, is generally unable to pay its debts as they mature, files or has filed against it a petition in bankruptcy, liquidation or reorganization, or if a judgment against Borrower remains unpaid, unstayed or undismissed for a period of more than five days, or if Borrower discontinues doing business for any reason, or if a custodian, receiver or trustee of any kind is appointed for it or any of its property; (5) in the event of a Change in Control; (6)if at any time Lender shall, in its sole discretion, considers the Obligations insecure or any part of the Receivables unsafe, insecure or insufficient and Borrower shall not on demand furnish other collateral or make payment on account, satisfactory to Lender; (7) if (x) Borrower shall default under or breach the terms of any present or future lease (each a “Lease”) of any premises now or hereafter leased by Borrower (“Leased Premises”) which continues after any applicable notice and cure periods have expired or (y) Lender shall receive notice from any lessor of any Leased Premises that a default has occurred under any Lease, which continues after any applicable notice and cure periods have expired, or that any Lease has been terminated; (8) the Pension Benefit Guaranty Corporation commences proceedings for the purpose of effecting any termination of any employee benefit plan of Borrower subject to ERISA or an event or circumstance occurs which could result in any such termination; or (9) if a claim is made or threatened, or a proceeding is commenced, by any governmental agency or authority against Borrower or any Affiliate of Borrower under any environmental protection laws. Upon the occurrence of any Default, (i) Borrower shall pay to Lender, as liquidated damages and as part of the Obligations, in addition to amounts payable under Section 9.1 hereof, a charge at the rate of two percent per month upon the outstanding balance of the Obligations from the date of Default until the date of full payment of the Obligations, which charge shall be in lieu of compensation payable under Section 3.1 from such date; provided, that in no event shall such rate exceed the Maximum Rate and (ii) Lender shall have the right (in addition to any other rights Lender may have under this Agreement or otherwise) without further notice to Borrower, to enforce payment of any Receivables, to settle, compromise, or release in whole or in part, any amounts owing on Receivables, to prosecute any action, suit or proceeding with respect to Receivables, to extend the time of payment of any and all Receivables, to make allowances and adjustments with respect thereto, to issue credits in Lender’s name or Borrower’s, to sell, assign and deliver the Receivables (or any part thereof) and any returned, reclaimed or repossessed merchandise or other property held by Lender or by Borrower for Lender’s account, at public or private sale, at broker’s board, for cash, upon credit or otherwise, at Lender’s sole option and discretion, and Lender may bid or become purchaser at any such sale if public, free from any right of redemption which is hereby expressly waived. Borrower agrees that the giving of ten days’ notice by Lender, sent by ordinary mail, postage prepaid, to the mailing address of Borrower set forth in this Agreement, designating the place and time of any public sale or the time after which any private sale or other intended disposition of the Receivables or any other security held by Lender is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice with respect thereto. The net cash proceeds resulting from the exercise of any of the foregoing rights or remedies shall be applied by Lender to the payment of the Obligations in such order as Lender may elect, and Borrower shall remain liable to Lender for any deficiency. Notwithstanding anything to the contrary contained in this section, (i) to the extent that an event or occurrence described in this section consists of Borrower’s failure to take, do or perform an act or action, then such failure shall not constitute a Default if no other Default has occurred and if such act or action is taken, done or performed by Borrower within 15 Business Days (except for the failure to pay any amounts due hereunder) after Borrower’s receipt of written notice from Lender that the act or action is required to be taken, done or performed by Borrower and has not been taken, done or performed; (ii) to the extent that an event or occurrence described in this section consists of Borrower’s failure to refrain from taking, doing or performing an act or action, then such failure shall not constitute a Default if no other Default has occurred within 5 Business Days after Borrower’s receipt of written notice from Lender that the act or action is required to be taken, done or performed by Borrower and has not been taken, done or performed; and (iii) to the extent that an event or occurrence described in this section consists of the commencement of a proceeding against Borrower under Federal or state law or the appointment of a receiver or custodian under Federal or state law, then the commencement of such proceeding or the appointment of such receiver or custodian shall not constitute a Default if no other Default has occurred and if such proceeding or appointment is contested by Borrower within the time period and in the manner required by law and is dismissed, terminated or vacated within sixty (60) Business Days after such commencement or appointment

8.2.        The enumeration of the foregoing rights and remedies is not intended to be exhaustive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Lender may have under the UCC or other applicable law. Lender shall have the right, in its sole discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Receivables are to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. No act, failure or delay by Lender shall constitute a waiver of any of its rights and remedies. No single or partial waiver by Lender of any provision of this Agreement, or breach or default thereunder, or of any right or remedy which Lender may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion. Borrower waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations or the Receivables and any and all notices or demands whatsoever (except as expressly provided herein). Lender may, at all times, proceed directly against Borrower to enforce payment of the Obligations and shall not be required to first enforce its rights in the Receivables or any other security granted to it. Lender shall not be required to take any action of any kind to preserve, collect or protect its or Borrower’s rights in the Receivables or any other security granted to it.

8.3.        BORROWER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT, THE OBLIGATIONS, THE RECEIVABLES, OR ANY OTHER TRANSACTION BETWEEN THE PARTIES AND BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF ANY FEDERAL COURT LOCATED IN SUCH STATE IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE OBLIGATIONS. IN ANY SUCH LITIGATION BORROWER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO BORROWER AT ITS PLACE OF BUSINESS SET FORTH ABOVE. WITHIN 30 DAYS AFTER SUCH MAILING, BORROWER SHALL APPEAR IN ANSWER TO SUCH SUMMONS, COMPLAINT OR OTHER

PROCESS, FAILING WHICH BORROWER SHALL BE DEEMED IN DEFAULT AND JUDGMENT MAY BE ENTERED BY LENDER AGAINST BORROWER FOR THE AMOUNT OF THE CLAIM AND OTHER RELIEF REQUESTED THEREIN.

8.4.        Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit or proceeding ever suffered or incurred by Lender (including attorneys’ fee) as a result of Borrower’s failure to observe, perform or discharge Borrower’s duties hereunder or as a result of Borrower’s breach of any of the representations, warranties and covenants of this Agreement. This indemnity shall survive termination of this Agreement for any reason.

9.	EFFECTIVE DATE, CONTROLLING LAW AND TERMINATION

9.1.        This Agreement shall become effective upon acceptance by Lender at its office in the State of New York, and shall continue in full force and effect until November 30, 2015 (the “Renewal Date”) and from year to year thereafter, unless sooner terminated as herein provided. Borrower may terminate this Agreement on the Renewal Date or on the anniversary of the Renewal Date in any year by giving Lender at least sixty (60) days’, and not more than one hundred twenty (120) days’ prior written notice by registered or certified mail, return receipt requested, and in addition to its other rights hereunder, Lender shall have the right to terminate this Agreement at any time by giving Borrower sixty (60) days’ prior written notice. Should a Default occur hereunder, this Agreement will be terminable by Lender at any time and Borrower shall, upon any such termination by Lender, pay to Lender, as liquidated damages and as part of the Obligations, in addition to amounts payable under Section 8.1 hereof, an amount equal to (a) three percent of the Maximum Credit Facility then in effect, if such termination occurs prior to the first anniversary of the Closing Date; (b) two percent of the Maximum Credit Facility then in effect, if such termination occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date; and (c) one percent of the Maximum Credit Facility then in effect if such termination occurs on or after the second anniversary of the Closing Date. In the event that Lender shall permit termination of this Agreement by Borrower other than as provided herein, as a condition to such termination, Borrower shall pay to Lender such additional liquidated damages in addition to performance of any other conditions to such termination. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, obligations and covenants hereunder until such time as all Obligations have been paid in full, and the continuing security interest in Receivables and other Collateral granted to Lender hereunder or under any other agreement shall remain in effect until such Obligations have been indefeasibly paid and performed in full and any provision hereof that by its terms survives termination of this Agreement shall survive pursuant to such terms. No provision hereof shall be modified or amended orally or by course of conduct but only by a written instrument expressly referring hereto signed by both parties. This Agreement embodies the entire agreement between Lender and Borrower as to the subject matter hereof and supersedes all prior agreements (whether oral or written) as to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, administrators, successors and assigns, provided, however, that Borrower may not assign this Agreement or its rights hereunder without Lender’s prior written consent. Borrower consents to Lender’s sale of participations in the loans made under this Agreement.

9.2.        ALL LOANS SHALL BE DISBURSED BY LENDER FROM ITS OFFICE IN THE STATE OF NEW YORK, SHALL BE PAYABLE BY BORROWER AT SUCH OFFICE, AND THIS AGREEMENT AND ALL TRANSACTIONS THEREUNDER SHALL BE DEEMED TO BE CONSUMMATED IN SUCH STATE AND SHALL BE GOVERNED BY AND INTERPRETED IN

ACCORDANCE WITH THE LAWS OF THAT STATE. If any part or provision of this Agreement is invalid or in contravention of the applicable laws or regulations of any controlling jurisdiction, such part or provision shall be severable without affecting the validity of any other part or provision of this Agreement. Notwithstanding any provision herein or in any related document, Lender shall never be entitled to receive, collect, or apply, as interest on the Loan Account, any amount in excess of the maximum rate of interest (“Maximum Rate”) permitted to be charged from time to time by applicable law (if such law imposes any maximum rate), and in the event Lender ever receives, collects, or applies as interest, any amount in excess of the Maximum Rate, such amount shall be deemed and treated as a partial prepayment of the principal of the Loan Account; and, if the principal of the Loan Account and all other of Lender’s charges other than interest are paid in full, any remaining excess shall be paid to Borrower.

10.	MISCELLANEOUS

10.1.        Unless otherwise specifically provided in this Agreement, any notices, requests, demands or other communications permitted or required to be given under this Agreement shall be in writing and shall be sent by facsimile, hand delivery or by a nationally recognized overnight delivery service, to the addresses and facsimile numbers of the parties set forth below (or to such other address or facsimile number as a party may hereafter designate by a notice to the other that complies with this section) and shall be deemed given (a) in the case of a notice sent by facsimile, when received by the recipient if the sending party receives a confirmation of delivery from its own facsimile machine; and (b) in the case of a notice that is hand delivered or sent by such overnight courier, when delivered (provided that the sending party retains a confirmation of delivery). Any notice which, pursuant to the terms hereof must be sent by certified or registered mail shall be deemed given and effective when received by Lender, or Borrower, as the case may be.

If to Lender	If to Borrower
ROSENTHAL & ROSENTHAL, INC. 1370 Broadway New York NY 10018 Attn: David Flaxman, Esq., with a copy to James Occhiogrosso Facsimile: (212) 356-0989	Meade Instruments Corp. 27 Hubble Irvine, CA 92618-4209 Attn: John A. Elwood Facsimile: (949) 748-1604

10.2.        Nothing contained herein shall impose on Lender any liability for any contracts, undertakings or other obligations of Borrower to others, including obligations of Borrower to any Account Debtor for breach of the terms of any contract of sale between Borrower and the Account Debtor.

10.3.        Wherever in this Agreement (i) the term “including” appears, such term shall be deemed to mean “including without limitation”; (ii) the term “satisfactory” or “acceptable” to Lender appears, such terms shall be deemed to mean “acceptable” or “satisfactory” to Lender and its counsel in their sole and absolute discretion; and (iii) the terms “in the opinion” or “in the judgment” of Lender appear, such terms shall be deemed to mean “in the sole opinion” and “in the sole judgment” of Lender and its counsel.

10.4.        Terms used in this Agreement that are not defined in this Agreement but are defined in the UCC shall have the meanings given in the UCC.

IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be executed by their respective corporate officers thereto duly authorized as of the day and year first above written.

Attest:	MEADE INSTRUMENTS CORP.

/s/ JOHN A. ELWOOD	/s/ STEVEN G. MURDOCK
John A. Elwood Sr. VP – Finance & Administration Chief Financial Officer and Secretary	Steven G. Murdock Chief Executive Officer

Accepted:

ROSENTHAL & ROSENTHAL, INC.

/s/ ROBERT MARTUCCI
Robert Martucci Senior Vice President

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